Exhibit 10.11

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) entered into as of September 2, 2003 by and between M.H. MEYERSON & CO., INC. (d/b/a Crown Financial Group, Inc.), a New Jersey corporation (“MHM” or “Employer”), with offices located at Newport Office Tower, 525 Washington Boulevard, 34th Floor, Jersey City, New Jersey 07310, and JOHN P. LEIGHTON (“Employee”).

W  I  T  N  E  S  S  E  T  H :

A. MHM is engaged in business as a registered securities broker-dealer (“Employer’s Business”).

B. Employee is currently employed by the Employer as its Chief Executive Officer pursuant to an employment agreement dated January 14, 2003 (the “Prior Agreement”), for the purpose of exercising such authority and performing such executive duties as are commensurate with the duties of Chief Executive Officer of Employer, as well as, where requested by the Board of Directors of Employer, supervising or assisting in operations of Employer’s affiliates and subsidiaries. Employee’s management responsibilities shall include trading, hiring, firing, capital commitments, budgeting, leases, major contracts, including clearing contracts, vendor contracts, financings, borrowings and determination of salaries and bonuses of employees and officers, subject to approval of Employer’s Board of Directors where required. In addition to the above, Employee acknowledges that management responsibility also includes the necessity of reducing costs if certain previously agreed-upon performance milestones are not met. These cost reductions reference compensation to Employee as well as recruited staff and current staff.

C. The Employee and the Employer desire to amend and restate the Prior Agreement in the form hereof. Effective as of the date hereof, the Employee and the Employer hereby agree that the terms of this Agreement shall supercede, in its entirety, the terms of the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Employment

a. During the Term of Employment as defined in Section 2, Employer agrees to employ Employee, as Employer’s President, Chairman and Chief Executive Officer, with the management responsibilities set forth in Recital B. above. Employee agrees to act in the foregoing capacities, in accordance with the terms and conditions contained in this Agreement.

b. Employee shall devote all of Employee’s working time to the performance of his duties under this Agreement. Employee shall render services, without additional compensation, in connection with the operation of Employer’s business, including activities of affiliates and subsidiaries of Employer. As used in this Agreement, the term “affiliate” shall mean any entity or person that, directly or indirectly, is controlled by or under common control with Employer.

c. In view of Employee’s duties and responsibilities hereunder, Employee shall continue to maintain his existing licenses with the National Association of Securities Dealers, Inc. (the “NASD”), as well as undertake to qualify for any other NASD license, tests or applicable regulatory requirements necessary or convenient to enable Employee to undertake and fulfill his functions, from time to time, under this Agreement.

2. Term

The initial term of Employee’s employment under this Agreement shall be for a period of three (3) years, to commence on January 14, 2003 and end on January 13, 2006 (the “Term of Employment”), unless the Employee and the Employer agree, in writing, to extend the Term of Employment.

3. Base Salary

Employer shall pay to Employee an annual base salary of (i) Four Hundred Fifty Thousand Dollars ($450,000) for the first year of the Term of Employment and (ii) Six Hundred Seventy-Five Thousand Dollars ($675,000) for each of the second and third years of the Term of Employment. All payments shall be made in equal bi-weekly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its Employees.

4. Additional Employee Benefits

a. Employer shall reimburse Employee for all expenses reasonably incurred by Employee in connection with the performance of Employee’s duties under this Agreement against Employee’s submitted documented vouchers for such expenses.

b. Employee shall be entitled to reasonable vacation periods each year, as the case may be, and other general medical and employee benefit, retirement and compensation plans (including profit sharing or pension plans) as shall have been established and are continuing for senior management. Employer shall make available to Employee either Employer’s car and driver or a car service when necessary for the performance of his duties hereunder.

c. During the Term of Employment Employer shall pay Employee an annual cash incentive bonus (the “Incentive Bonus”) of eleven (11%) percent of MHM’s “Income before income taxes” (“Pre-tax Earnings”) as reflected in MHM’s periodic filings with the Securities and Exchange Commission (the “SEC”). The Incentive Bonus is payable as for the period ending January 31st and shall be paid thirty (30) days after MHM’s independent auditors (the “Auditors”) shall have completed their audit of the applicable fiscal year’s results and the compensation committee certifies that the applicable performance criteria has been achieved. Notwithstanding the foregoing, the parties hereto agree that any Incentive Bonus that is payable after fiscal 2003 will be structured to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, shareholder approval of the material terms of the Incentive Bonus) to the extent Code Section 162(m) is applicable.

d. Employer shall pay Employee a performance bonus (the “Performance Bonus”) of $1,000,000 if MHM has $3,000,000 of pre-tax profit (as ultimately reported in MHM’s periodic filings with the SEC, except as provided in the fifth sentence of this section) during any 12-month period during the Term of Employment. Employee may only receive the Performance Bonus for reaching the $3,000,000 target once during the Term of Employment. In the event that Employee receives such $1,000,000 Performance Bonus, he shall then be eligible to receive an additional $2,000,000 Performance Bonus whenever MHM has $5,000,000 of pre-tax profit during any 12-month period during the Term of Employment (as ultimately reported in MHM’s period filings with the SEC, except as provided in the fifth sentence of this section). Employee may only receive a $2,000,000 Performance Bonus once for reaching the $5,000,000 target during the Term of Employment. Notwithstanding the foregoing and for the avoidance of doubt, for purposes of the Performance Bonus pre-tax profit shall be determined by: (i) including Employee’s annual base salary and any accrual or payment of base salary or bonus for other employees of the Employer as an expense and (ii) excluding from the calculation of pre-tax profit any expense reflecting the accrual of the Performance Bonus. The Performance Bonus shall be paid to the Employee after the Auditors complete their audit for the fiscal year during which the Performance Bonus was earned and the compensation committee certifies that the applicable performance criteria has been achieved. Notwithstanding the foregoing, the parties hereto agree that any Performance Bonus that is payable after fiscal 2003 will be structured to comply with the performance-based compensation exception under Section 162(m) of the Code (including, without limitation, shareholder approval of the material terms of the Performance Bonus) to the extent Code Section 162(m) is applicable.

e. Pursuant to the terms of the Prior Agreement, the Employer granted to the Employee 750,000 fully vested shares of Employer’s common stock, par value $.01 per share (“Common Stock”).

f. Pursuant to the terms of the Prior Agreement, the Employer granted to the Employee warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $.40 per share (the “Warrants”). The Employer requested that the Employee consent to the cancellation of the Warrants; the Employee’s execution of this Agreement shall be deemed to be consent thereto. In exchange for the cancellation of the Warrant, the Employer shall recommend to the Compensation Committee that as soon as practical after shareholder approval of the Employer’s 2003 Equity Incentive Plan (the “Plan”), the Employer grant the Employee a non-qualified stock option to purchase 1,950,000 shares of Common Stock under the Plan (the “Option”) in accordance with the terms provided in this Section. The parties hereto agree that the number of shares of Common Stock subject to the Option provided in the prior sentence is based on the assumption that the fair market value of the Common Stock on the grant date will be between $1.50 and $6.50, and if the fair market value is not within such range the parties agree to negotiate in good faith regarding an equitable adjustment to the number of shares subject to the Option. The Employer shall recommend to the Compensation Committee that the Option shall have an exercise price equal to the fair market value (as defined in the Plan) of the Common Stock on the grant date, and shall be subject to the terms of the Plan. In addition, the Employer shall recommend to the Compensation Committee that 50% of the Option shall vest on each yearly anniversary of the grant date, provided, however, the Employee shall receive vesting credit for his prior service as Chief Executive Officer under the Prior Agreement. Notwithstanding the foregoing, the Employer shall recommend to the Compensation Committee that the Option shall fully vest upon: (i) the occurrence of a Change in Control (as defined below or under the Plan); (ii) a termination of Employee’s employment by the Employer without Cause (as defined below); (iii) a termination of Employee’s employment by the Employee for Good Reason (as defined below); or (iv) a termination of Employee’s employment as a result of his death or Disability (as defined in Section 5.b.v hereof).

g. During the Term of Employment, if Employee introduces Employer to a party which consummates an acquisition transaction with Employer resulting in a Change in Control, Employer shall upon the consummation of such transaction, as compensation for such introduction, pay Employee, in addition to all other compensation and benefits provided for hereunder, an aggregate sum of (i) Six Hundred Thousand Dollars ($600,000) and (ii) the sum determined by multiplying (x) the number of unexercised Options then held by Employee, whether vested or not, by (y) the difference between (A) the per share price paid in the acquisition transaction (or the fair market value of the non-cash consideration paid if the purchase price is not paid in cash) and (B) if higher than the foregoing, the average closing price of the Common Stock on the NASDAQ Stock Market, Inc., the principal national securities exchange on which the Common Stock is then traded, or if not traded any such national securities exchange or the NASDAQ Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc. for the last forty-five (45) days prior to the announcement of the acquisition transaction. Upon payment of the amounts set forth in sub-clauses (i) and (ii) above and any other amounts then due Employee under this Agreement, with the consent of the acquiring entity (which consent shall be in the acquiring entity’s sole discretion), this Agreement shall cease to have any further binding effect. For purposes of this Agreement, a “Change in Control” of Employer shall be deemed to have occurred if (i) any person, entity or group of persons or entities acting in concert, excluding any officer or director of Employer or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with any officer or director of Employer (collectively, a “Third Person”) becomes the beneficial owners of 50% or more of the then outstanding shares of Common Stock of Employer, (ii) any Third Person holds revocable or irrevocable proxies entitling them to vote 50% or more of the then outstanding shares of Employer’s Common Stock (other than the persons named as proxies in any Proxy Statement prepared by management of Employer in connection with an annual or special meeting of stockholders called by an officer or the Board of Directors), (iii) a merger, sale of substantially all the assets of Employer, share exchange, consolidation or other business combination (as defined in the New Jersey Business Corporation Law) of Employer and any other Third Person, as a result of which Employer’s Common Stock becomes exchangeable for other securities or property or cash, or (iv) if a majority of the members of the Board of Directors is replaced during any 12-month period during the Term of Employment but only if the directors who replace such majority have not been elected either by the remaining members of the Board of Directors or by the stockholders of Employer. Notwithstanding the foregoing, a Change in Control shall be deemed to have occurred and all other requirements of this Section shall be deemed to be satisfied if the Employee facilitates the acquisition by any one or more officers or directors of the Employer (the “Management Group”) of beneficial ownership of 50% or more of the then outstanding shares of Common Stock of Employer, provided that the Board of Directors receives a written fairness opinion from a nationally recognized investment banking firm that is reasonably acceptable to the Board of Directors with respect to the purchase price of the Common Stock, provided further, that the Board of Directors may, in its sole discretion, seek another opinion from a nationally recognized investment banking firm to evaluate the fairness opinion initially received by the Board of Directors. For purposes of determining whether the Management Group acquires 50% or more of the then outstanding shares of Common Stock of Employer the following shall be excluded: (1) all unvested equity-based awards granted to the Management Group and (2) any equity that the Employee shall beneficially own (or be deemed to beneficially own) as a result of the stockholders’ agreement entered into between the Employee and Martin Meyerson in January 2003.

h. Employee acknowledges that payment of the Incentive Bonus and/or a Performance Bonus could have an adverse impact on Employer’s ability to maintain compliance with the net capital rules promulgated under the Securities Exchange Act of 1934, as amended (the “Net Capital Rules”). Notwithstanding anything herein to the contrary, to the extent accrual of the Incentive Bonus and/or the Performance Bonus would cause the Employer to have less than One Million Five Hundred Thousand Dollars ($1,500,000) in Net Capital (as defined under the Net Capital Rules), accrual of all or a portion (as the case may be) of such bonuses is subject to approval by the Employer’s 162(m) Committee within a reasonable time after such bonuses would otherwise be accrued.

i. Notwithstanding anything to the contrary contained in the foregoing, in no event shall Employee’s aggregate annual Incentive Bonus and Performance Bonus exceed fifty (50%) percent of MHM’s Pre-tax Earnings for any given year during the Term of Employment.

5. Termination.

a. Employer may terminate Employee’s employment for Cause by written notice in accordance with subsection b, below. If the Employee’s employment is terminated by the Employer for Cause, the Term of Employment shall terminate without further obligations to the Employee under this Agreement except for: (i) any compensation earned but not yet paid, including, without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of base salary earned but unpaid, any accrued vacation pay payable pursuant to the Employer’s policies, and any unreimbursed business expenses payable pursuant to Section 4, which amounts shall be promptly paid to the Employee in a lump sum (collectively the “Accrued Amounts”); [GRAPHIC REMOVED HERE]

b. “Cause” within the meaning of this Agreement shall mean any one or more of the following:

i.	Employee’s breach of any of the material provisions of this Agreement; or

ii.	Employee’s failure or refusal to follow any specific material written directions of Employer’s Board of Directors (which directions include a statement to the effect that failure or refusal to follow such directions shall constitute cause for termination of the employment of Employee hereunder); or

iii.	Employee’s failure or refusal to perform Employee’s duties in accordance with Recital B or Section 1 hereof, provided Employee shall have been given written notice by Employer’s Board of Directors of such failure or refusal to perform these duties and 10 business days within which to cure the same; or

iv.	Failure by Employee to comply in any material respect with the terms of any provision contained in this Agreement, if any, or any written policies or directives of Employer’s Board of Directors, provided Employee shall have been given written notice of such failure or refusal to perform these duties and 10 business days within which to cure the same; or

v.	Physical incapacity or disability of Employee to perform the services required to be performed under this Agreement. For purposes of this Section 5(b)(v), Employee’s incapacity or disability to perform such services for any cumulative period of 90 days during any twelve-month period, or for any consecutive period of 60 days, shall be deemed “cause” hereunder; or

vi.	Employee is convicted of, pleads guilty or no contest to, or admits or confesses to any felony or any act of fraud, misappropriation or embezzlement; or

vii.	Employee engages in an intentional fraudulent act or dishonest act to the damage or prejudice of Employer and/or its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and/or its affiliates; or

viii.	If Employee is registered or licensed with the NASD or any other regulatory authority, federal or state, and he violates any applicable rule of any such regulatory authority through his own affirmative conduct, and such conduct has a material adverse affect on the Employer.

The notice of termination of the Employee’s employment for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board of Directors at a meeting of the Board of Directors that was called for the purpose of considering such termination and which Employee and his representative had the right to attend and address the Board of Directors, finding that, in the good faith of the Board of Directors, Employee engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of a termination of employment for Cause shall be the date specified in the notice of termination.

c. If Employer notifies Employee of its election to terminate this Agreement for Cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9.

d. The Employee’s employment under this Agreement shall automatically terminate upon the death of Employee. If the Employee’s employment is terminated as a result of his death, the Term of Employment shall terminate without further obligations to the Employee’s legal representative under this Agreement except for the Accrued Amounts.

e. Employer may terminate Employee’s employment under this Agreement without Cause upon giving Employee 30 days’ prior written notice, and the Employee may terminate his employment under this Agreement for Good Reason upon 30 days’ prior written notice to the Employer.

For purposes of this Agreement, “Good Reason” shall mean:

i.	any adverse change in Employee’s then positions or titles;

ii.	a material diminution of his then duties, responsibilities or authority or the assignment to Employee of duties or responsibilities that are materially adversely inconsistent with his then position;

iii.	a failure of the 162(m) Committee to grant the Employee the Option in accordance with Section 4(f) hereof; or

iv.	any other material breach by the Employee of any provision of this Agreement.

Within 30 days of the Good Reason event the Employee must notify the Employer in writing of the specific events that gave rise to the Good Reason event, and the Employer shall have 10 business days from the Employer’s receipt of notice thereof to cure such Good Reason event.

If the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, (i) Employer shall continue to pay Employee all base salary that would have been paid to Employee if he completed the Term of Employment in accordance with the usual and customary payroll practices of the Employee (but off of payroll), (ii) Employee shall be entitled to payment of the Incentive Bonus provided for in Section 4(c) hereof for the fiscal year in which termination occurs; (iii) Employee shall be entitled to payment of the Performance Bonus provided for in Section 4(d) hereof for the twelve month period that ends prior to or during the fiscal year of termination if the required targets are achieved, and (iv) the Option shall be fully vested. In the event that Employer does not make any of the foregoing cash payments when due, interest shall accrue on such unpaid amount in the amount of the then-current broker’s loan rate plus five (5%) percent per annum. Employer will also reimburse Employee for Employee’s reasonable legal fees incurred in enforcing the provisions of this Section 5(e). Notwithstanding the forgoing, Employer may satisfy its obligations to Employee under this Section 5(e) (other than with regard to vesting of the Option) by paying Employee a lump sum of Three Million Dollars ($3,000,000). As a condition of such the payments and benefits under this Section, each of Employer and Employee will execute a general release of claims against the other. The Employee shall also be entitled to any other Accrued Amounts.

f. Employee may terminate his employment under this Agreement for any reason upon 30 days’ prior written notice to the Employer. If the Employee’s employment is terminated by the Employee without Good Reason, the Term of Employment shall terminate without further obligations to the Employee under this Agreement except for the Accrued Amounts.

g. The Term of Employment shall expire in accordance with Section 2 without further obligations to the Employee under this Agreement except for the Accrued Amounts.

6. Non-Solicitation, Non-Disclosure, Shop Rights and Insider Trading.

a. Non-Solicitation.

During Employee’s Term of Employment with Employer, and for a period of one (1) year from the date of expiration or termination of such employment (the “Restricted Period”), Employee covenants and agrees that Employee will not, directly or indirectly, either for itself or for any other person or business entity, (i) solicit any employee of Employer to terminate his employment with Employer or employ such individual during his employment with Employer, or (ii) make any disparaging statements concerning Employer, Employer’s Business or its officers, directors, or employees, that could injure, impair or damage the relationships between Employer or Employer’s Business on the one hand and any of the employees, customers or suppliers of Employer’s Business, or any lessor, lessee, vendor, supplier, customer, distributor, employee or other business associate of Employer’s Business. During the Restricted Period, Employer covenants and agrees that Employer will not, directly or indirectly, either for itself or for any other person or business entity, make any disparaging statements concerning Employee, subject to Employer’s regulatory obligations.

b. Non-Disclosure and Non-Use.

i.	Description of Confidential Information. For purposes of this Section 6(b), Confidential Information means any information disclosed during the Restricted Period, which is clearly either marked or reasonably understood as being confidential or proprietary including, but not limited to, information disclosed in discussions between the parties in connection with technical information, data, proposals and other documents of Employer pertaining to its business, products, services, finances, product designs, plans, customer lists, public relations and other marketing information and other unpublished information. Confidential Information shall include all tangible materials containing Confidential Information including, but not limited to, written or printed documents and computer disks and tapes, whether machine or user readable.

ii.	Standard of Care. Employee shall protect the Confidential Information from disclosure to any person other than other employees of Employer who have a need to know, by using a reasonable and prudent degree of care, in light of the significance of the Confidential Information, to prevent the unauthorized use, dissemination, or publication of such Confidential Information.

iii.	Exclusion. This Section 6(b) imposes no obligation upon Employee with respect to information that: (a) was in Employee’s possession before receipt from Employer; (b) is or becomes a matter of public knowledge through no fault of Employee; (c) is rightfully received by Employee from a third party who does not have a duty of confidentiality; (d) is disclosed under operation of law, except that Employee will disclose only such information as is legally required and give Employer prompt prior notice; or (e) is disclosed by Employee with Employer’s prior written consent.

iv.	Stock Trading. If the information disclosed or of which Employee becomes aware is material non-public information about the Employer, then Employee agrees not to trade in the securities of MHM, or in the securities of any relevant third party, until such time as no violation of the applicable federal and state securities laws would result from such securities trading.

v.	Return of Confidential Information. The Employee will immediately destroy or return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the completion or termination of the dealings between the Employer and Employee under the Agreement or (ii) at such time that Employer may so request.

vi.	Notice of Breach. Employee shall notify Employer immediately upon discovery of any of his unauthorized use or disclosure of Confidential Information, or any other breach of the Agreement by Employee, and will cooperate with Employer in every reasonable way to help Employer regain possession of Confidential Information and prevents its further unauthorized use.

vii.	Injunctive Relief. The Employee acknowledges that disclosure or use of Confidential Information in violation of the Agreement could cause irreparable harm to the Employer for which monetary damages may be difficult to ascertain or an inadequate remedy. The Employee therefore agrees that the Employer will have the rights in addition to its other rights and remedies, to seek and obtain injunctive relief from any violation of the Agreement.

c. Shop Rights and Inventions, Patents, and Technology.

Employee shall promptly disclose to Employer any developments, designs, patents, inventions, improvements, trade secrets, discoveries,

copyrightable subject matter or other intellectual property conceived, either solely or jointly with others, developed, or reduced to practice by Employee during Employee’s Term of Employment in connection with the services performed for Employer (the “Company Developments”) and shall treat such information as proprietary to Employer. Employee agrees to assign to Employer any and all of Employee’s right, title and interest in the Company Developments and Employee hereby agrees that Employee shall have no rights in the Company Developments. Any and all Company Developments in connection with the services performed for Employer pursuant to the Agreement are “works for hire” created for and owed exclusively by Employer.

d. Reformation.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

7. Representation and Indemnification.

Employee hereby represents and warrants that Employee is not a party to any agreement, whether oral or written, which would prohibit Employee from being employed by Employer, and Employee further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

8. Injunctive Relief.

The parties acknowledge that the services to be rendered hereunder by Employee are special, unique and of extraordinary character, and that in the event of a breach or a threatened breach of Employee of any of Employee’s obligations under this Agreement, Employer will not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Employee, Employer shall be entitled to such equitable and injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in the breach of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employer from pursing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee under this Agreement.

9. Notices.

All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Employer at the address set forth at the beginning of this Agreement and to the Employee at the most recent address on file with the Employer. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention: Steven M. Kayman, Esq. Copies of any notices to be given to Employee shall be given simultaneously to: Davidson Manchel & Brennan, 207 Washington Street, Northvale, New Jersey 07647, Attention: Joel E. Davidson, Esq.

10. No Mitigation/Offset.

In the event of any termination of employment hereunder, the Employee shall be under no obligation to seek other employment. If the Employee obtains subsequent employment while he is receiving or is entitled to receive severance payments pursuant to Section 5.e of this Agreement, the Employer shall have the right to offset against, and reduce, any cash amounts due the Employee under this Agreement and any amounts received by the Employee on account of remuneration attributable to such employment. The Employer’s obligation to pay the Employee the amounts provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by the Employee to the Employer except for any specific, stated amounts owed by the Employee to the Employer. If the Employee obtains employment while he is entitled to or he is receiving severance payments pursuant to Section 5.e of this Agreement, he shall promptly notify the Employer in writing of such employment, and such writing shall specify the material terms of such employment, including the amount of the Employee’s compensation.

11. 280G Excise Tax.

The provisions of Exhibit A shall apply.

12. Miscellaneous.

a. This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New Jersey law, without giving effect to conflicts of laws. The parties hereby agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be determined by arbitration, except for injunction proceedings brought to enforce the provisions of this Agreement which may be brought and enforced in the courts of the State of New Jersey or of the United States of America for New Jersey, and irrevocably submit to such jurisdiction, and waive any claim that such courts represent an inconvenient forum. Any arbitration under this Agreement shall be conducted pursuant to the Rules of the NASD and before an arbitration panel appointed by the NASD. The award of the arbitrator or a majority of them shall be final, and judgment on the award may be entered in any state or federal court having jurisdiction. In this regard, a request by either party for arbitration shall be binding on the other. Any process or summons to be served upon either party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth hereinabove. Such mailing shall be deemed personal service and shall be legal and binding upon said party in any action, proceeding or claim.

b. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

c. In view of Employer’s need and desire to maintain a proper working environment with suitable demeanor of its employees and in light of Employer’s sensitivity to the views of its customers and potential customers and to regulatory bodies having jurisdiction over Employer’s business activities, Employer has instituted a policy of requiring employees to be subject to, at Employer’s sole reasonable discretion, alcohol and drug testing procedures and requirements. Employee specifically consents to the same, agrees to be subject to whatever reasonable procedures may now or hereinafter be put in place covering such testing and understands and agrees that Employee’s consent to this is a material inducement to Employer to enter into this agreement and to provide for the employment of Employee hereunder.

d. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

e. The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

f. This Agreement shall inure to the benefit of and be binding upon the successor and assigns of Employer, but no interest in this Agreement shall be transferable in any manner by Employee.

g. This Agreement and the agreements referred to herein constitute the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto (including, without limitation, the Prior Agreement and the previously executed warrant agreement).

h. This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

i. In the event of the termination or expiration of this Agreement, the provisions of Sections 6, 7, 8 and 12 hereof shall remain in full force and effect, in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed as of the date first above written.

M.H. MEYERSON & CO., INC.

By:	/s/ JEFFREY M. HOOBLER
Jeffrey M. Hoobler Executive Vice President and Chief Operating Officer

/S/ JOHN P. LEIGHTON
John P. Leighton

EXHIBIT A

Parachute Payments

In the event that the Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employer, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Employer or such person) as a result of such change in ownership or effective control (collectively the “Employer Payments”), and if such Employer Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Employer shall pay to the Employee at the time specified in subsection (d) below an additional amount (the “Gross-up Payment”) such that the net amount retained by the Employee, after deduction of any Excise Tax on the Employer Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Employer Payments, shall be equal to the Employer Payments.

For purposes of determining whether any of the Employer Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Employer’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence for the calendar year in which the Employer Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Employee shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Employer has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to the Employer shall not exceed the interest received or credited to the Employee by such tax authority for the period it held such portion. To the extent the foregoing provisions shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void. The Employee and the Employer shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Employee’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Employer shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the 30th day following an event occurring which subjects the Employee to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Employer shall pay to the Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Employee to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Employer to the Employee, payable on the fifth day after demand by the Employer (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). To the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit the Employer to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Employee, but the Employee shall control any other issues. In the event the issues are interrelated, the Employee and the Employer shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of the Employer to accompany the Employee, and the Employee and the Employee’s representative shall cooperate with the Employer and its representative. The Employer shall be responsible for all charges of the Accountants. The Employer and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.